Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER RESULTS

April 27, 2011

April 27, 2011 — Chula Vista, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: FPTB), the holding company for Pacific Trust Bank (“the Bank”), announced net income of $693 thousand or $0.07 per share compared to net income available to shareholders of $625 thousand for the period ending March 31, 2010. Excluding certain non-core charges, Bancorp earned $2.0 million, or $0.20 per share for the quarter ended March 31, 2011. The Bank’s cost of deposits declined to 0.80%, a 17.5% reduction from December 31, 2010, with core deposits growing by $14.4 million (5.3%) during the first quarter. Total assets declined by $26.7 million (3.1%), due largely to the planned shrinkage of $26.3 million of deposits with affiliates between December 31, 2010 and March 31, 2011. Net of a $0.105 dividend paid on February 24, 2011, and a $1.0 million ($0.10 per share) payment in connection with the retirement of TARP related warrants, tangible book value per share declined from $13.98 to $13.94 per share between December 31, 2010 and March 31, 2011.

During the first quarter of 2011 the Company disposed of $2.9 million in other real estate owned (“OREO”) at a net loss of $768 thousand, while charging off $421 thousand on new or existing OREO. As of March 31, 2011 the Company’s OREO balances totaled $6.4 million (0.77% of total assets), compared to $6.6 million (0.76% of total assets) as of December 31, 2010. Non-performing loans totaled $27.6 million as of March 31, 2011 compared to $19.9 million as of December 31, 2010. Classified loans, defined as loans rated Loss, Doubtful or Substandard, declined by $837 thousand between December 31, 2010 and March 31, 2011, while loans delinquent 60 - 89 days declined by 40.3% from $9.9 million, to $5.9 million during the same period.

“During the first quarter of 2011 the Bank embarked on a transformational journey which included major investments in people and the adoption of new policies and practices, all of which are expected to lead to enhanced financial performance and the development of a high quality community banking franchise. In connection with these efforts, we supplemented the Bank’s leadership team with a new Director of Retail Banking, Chief Lending Officer and Chief Credit Officer, each of whom has since recruited other new talent into the Bank. We also completed an evaluation of the Bank’s people and products and took a number of other actions aimed at better positioning the Bank to benefit from strategic opportunities. Collectively, these efforts have resulted in a 68.2% reduction in the Bank’s level of Classified Assets as a percentage of capital plus reserves, the rollout of new lending programs, as well as a renewed focus on the attraction of relationship based core deposits. While broader markets continue to be challenged, we believe that our investment in people, as well as our strong capital position and continued focus on the development of a strong balance sheet and deposit franchise will leave us well-positioned to benefit from emerging opportunities in the California banking market,” said Gregory Mitchell, Bancorp President and CEO.

First quarter earnings were impacted by $1.2 million in OREO related losses and expenses ($0.07 per share after-tax), and $864 thousand ($0.06 per share after-tax) in non-core compensation expenses related to an accrual for Change of Control benefits resulting from our 2010 private placement. These non-core charges are not expected to continue and reduced after-tax EPS by $0.13 per share, leaving Bancorp’s common shareholders with $0.07 per share in earnings in the first quarter of 2011.

Bancorp’s Board of Directors increased our quarterly dividend by $0.005 to $0.105 per share. This dividend was paid on April 1, 2011.

FIRST QUARTER 2011 HIGHLIGHTS:

Earnings Fundamentals

Bancorp’s net interest margin declined marginally from 3.68% as of December 31, 2010, to 3.63% as of March 31, 2011. Continued improvement in the Bank’s liability mix and cost of deposits resulted in a 14 basis point reduction (17%) in the cost of deposits from 0.94% at December 13, 2010, to 0.80% at March 31, 2011. This improvement was offset by a 43 basis point reduction in the average yield on the Bank’s loan portfolio due to the re-pricing of adjustable rate loans and reversal of $212 thousand in accrued interest on $15.5 million of loans that had become delinquent by more than 90 days. The Company also experienced declines in the yield on securities as the Company invested excess liquidity into shorter term, liquid securities. The Company anticipates continued reductions in the Bank’s cost of funds related to the maturity of higher yielding FHLB advances and certificates of deposit. In addition, the Bank anticipates higher levels of interest income from new lending initiatives and the conversion of non-earning assets.

Allowances for loan losses remained adequate in the first quarter of 2011 with no new provisions added to our allowances for loan losses. The strong level of available allowances at December 31, 2010 combined with further improvement in the Bank’s core loan portfolio allowed the Bank to absorb additional charges during the period without the need for increasing reserves during the first quarter. Non-interest income improved slightly as a result of improvements in the Bank’s retail banking operations and further benefited from a $319 thousand gain on sale of securities totaling $6.1 million. Salaries and employee benefits increased consistent with the Company’s restructuring plan as the Bank hired new officers and producers to execute its business strategy. During the first quarter, the Bank introduced enhanced lending products with new production expected in the second quarter and beyond. Salaries and employee expenses included a non-core accrual of $864 thousand for Change of Control benefits resulting from the November 2010 recapitalization effort. There remains $883 thousand of potential Change of Control payments should the contractual provisions be triggered in the future. Non-interest expenses were further stressed by the absorption of $1.2 million of additional OREO expenses largely related to the sale of a long-term OREO asset and the establishment of additional reserves on a second asset that is expected to be sold in the second quarter.

Asset Quality:

•

Non-performing loans increased by $7.7 million, to $27.6 million, or 3.31% of total assets during the first quarter of 2011. The increase was largely due to the following loans: a $3.7 million multi-family loan and related $1.0 million HELOC, and a $1.8 million land loan. Since the end of the first quarter, $1.7 million of these loans have cured and we expect up to $6.5 million of the remaining loan balances will be paid off, cured or restructured during the second quarter.

•

A $129 thousand reduction in OREO with total OREO of $6.4 million, 0.77% of total assets. During the quarter, the Bank sold a single-family home at a net loss of $768 thousand, with the increased loss largely resulting from the identification of structural issues that were not identified in the most recent appraisal. The Bank also recorded a $421 thousand write-down on a construction/land OREO. The additional write-down was taken to facilitate the sale of the property during the second quarter.

•

Allowance for loan losses declined from $14.6 million, or 2.12% of loans as of December 31, 2010, to $11.9 million or 1.75% of loans as of March 31, 2011. The reduction in the allowance largely resulted from the Bank recording a charge-off of $1.7 million on a delinquent land loan that is expected to migrate to OREO, as well as $222 thousand in charge-offs on four loans delinquent more than 90 days.

•	Levels of loans delinquent 60 – 89 days and other classified assets continued to decline during the first quarter.

Balance sheet and liquidity

•

Loans, net of allowance, totaled $671 million at March 31, 2011, compared to $678 million at December 31, 2010. During the first quarter of 2011, the Bank sold two non-performing land loans representing $4.4 million in book value to Bancorp as part of the Company’s efforts to reduce the levels of classified and non-performing assets held at the Bank. These loans had principal balances of $15.5 million at origination and are expected to be resolved by Bancorp later this year. The Company is actively pursuing appropriate resolutions for these assets. Also, during the first quarter, the Bank hired a new Chief Loan Officer and Chief Credit Officer and a commercial production team. The Bank also re-launched production for its “Green Mortgage” and other residential loan products with improved underwriting standards. Production from the re-launch of the bank’s residential lending programs is expected to increase during the second quarter but not hit its long term run rate until the second half of 2011. Securities available-for-sale at March 31, 2011 totaled $73.7 million, compared to $64.8 million as of December 31, 2010. During the first quarter, the Bank sold $6.1 million of securities in the open market at a gain of $319 thousand, and sold $11.4 million (book value) in classified securities to Bancorp at a market value of $13.2 million. The Bank recorded a $1.8 million gain from this transaction, however this gain at the Bank was eliminated in the Company’s consolidated earnings. While these securities continue to perform well and have no indication of impairment, the assets maintained credit ratings below investment grade and were sold or transferred to further improve the Bank’s regulatory asset quality ratios.

•

Total deposits declined from $646 million as of December 31, 2010 to $634 million at March 31, 2011, due largely to the planned reduction of $26.3 million of institutional, single product, and inter-company CD accounts. Total core deposits (total deposits less CDs) increased by $14.4 million (5.3%) to $289 million at March 31, 2011, compared to $274 million at December 31, 2010. The Bank completed the opening of a new branch in La Jolla, California in early March 2011. The Bank expects to open its second new branch in the city of San Marcos during the second quarter and expects to expand into Los Angeles during the third quarter.

•

FHLB advances at March 31, 2011 were $60.0 million, a decrease of $15.0 million from $75.0 million at December 31, 2010 due to the repayment of advances during the quarter. $40.0 million of the remaining advances with an average current yield of 3.59% mature in 2011 and are expected to be replaced with low cost deposits, or State of California CDs that are currently priced at six basis points over the three month Treasury Bill rate.

Operating results

•

Net income of $693 thousand for the first quarter compared to the prior year’s first quarter net income available to common stockholders of $625 thousand. When adjusted for non-core expenses, earnings were $2.0 million, or $0.20 per share.

•

Net income of $2.0 million for the first quarter, or 1.0% of average assets at Pacific Trust Bank on an annualized basis. The Bank reported first quarter Tier-1, Tier-1 Risk Based and Total Risk-Based capital ratios of 12.12%, 16.02% and 17.27% as of March 31, 2011, respectively, leaving it “well capitalized.”

Other Events

•

On January 3, the Bank’s management team was supplemented with the addition of Matt Bonaccorso (EVP and Chief Credit Officer); Gaylin Anderson (EVP and Director of Retail Banking); Chang Liu (EVP and Chief Lending Officer) and Joseph Abraham (SVP and Director of Credit Services). Several additional officers and support personnel joined the Bank staff in February through mid-March 2011.

•

On January 5, 2011, the Company paid $1.0 million to repurchase warrants held by the U.S. Treasury Department originally issued on November 21, 2008 as part of the Company’s participation in the U.S. Treasury’s Capital Purchase Program.

•	On February 16, 2011, the Company purchased a branch building in San Marcos from the FDIC. The Bank expects to open this new location during the second quarter of 2011.

•

On February 22, 2011, the Company’s Board of Directors elected Timothy R. Chrisman and Jeffrey T. Seabold to serve as new directors of the Company. Mr. Chrisman is founder and CEO of Chrisman & Company, Inc., a nationally-recognized financial services executive search firm. He also serves as Chairman of the Board of the Federal Home Loan Bank of San Francisco, and most recently served as Chairman of the Council of Federal Home Loan Banks. Mr. Seabold is the founder and CEO of CS Financial, Inc., a residential and commercial mortgage company based in Beverly Hills, California. He also serves as President of Camden Escrow Inc.

•	On March 14, 2011, the Company opened a new branch location in La Jolla, California.

•

On April 1, 2011, Bancorp paid a $0.105 cash dividend to shareholders of record as of March 11, 2011. This was the second consecutive increase in quarterly dividends and represented a five percent increase over previous dividend levels.

“We are pleased with the results of our assessment of the Bank’s operations and progress in achieving a number of operational and financial goals. The management and staff are embracing changes to our operations and working to build a strong foundation capable of supporting high quality asset growth and enhanced earnings,” stated Gregory Mitchell.

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host an earnings conference call at 1:30 (PST) on April 27, 2011, to discuss first quarter 2011 results as well as other matters. To access the conference call, please dial (866) 509-2785. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com.

For those unable to participate in the conference call, a transcript and a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

Pacific Trust Bank provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

The financial institution began operations in 1941 and has since grown to $835 million assets as of March 31, 2011. Pacific Trust Bank is now the largest federally chartered community bank headquartered in San Diego County, currently with 12 offices serving San Diego and Riverside counties.

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

SELECTED DETAIL ON CHANGES IN LOAN QUALITY AND RISK

The following table is a summary of our nonperforming assets, net of specific valuation allowances, at March 31, 2011 and December 31, 2010 (dollars in thousands):

	At December 31, 2010	Increased (2)	Decreases (3)	At March 31, 2011
Nonperforming loans (1)
One-to four-family	$12,330	$3,553	$(3,975)	$11,908
Commercial and multi-family	—	3,677	—	3,677
Home Equity	—	992	—	992
Green – first trust deeds	—	2,765	—	2,765
Real estate secured-first trust deeds	—	—	—	—
Real estate secured-second trust deeds	—	—	—	—
Commercial	—	—	—	—
Land	7,581	2,369	(1,674)	8,276
Consumer	2	—	(2)	—

Total nonperforming loans	$19,913	$13,356	$(5,651)	$27,618
Other real estate owned	6,562	3,232	(3,361)	6,433

Total nonperforming assets	$26,475	$16,588	$(9,012)	$34,051

Ratios
Nonperforming loans, net of specific valuation allowances, to total gross loans	2.88%			4.06%
Nonperforming assets, net of specific valuation allowances, to total gross loans	3.80%			5.00%

(1)	The Company ceases accruing interest, and therefore classifies as nonperforming, any loan as to which principal or interest has been in default for a period of greater than 90 days, or if repayment in full of interest or principal is not expected. Nonperforming loans exclude loans that have been restructured and remain on accruing status. At March 31, 2011, gross nonperforming loans totaled $30.4 million. At December 31, 2010, gross nonperforming loans totaled $21.1 million.
(2)	Increases in nonperforming loans are attributable to loans where we have discontinued the accrual of interest at some point during the quarter ended March 31, 2011. Increases in other real estate owned represent the value of properties that have been foreclosed upon during the quarter ended March 31, 2011.
(3)	Decreases in nonperforming loans are primarily attributable to payments we have collected from borrowers, charge-offs of recorded balances and transfers of balances to other real estate owned during 2011. Decreases in other real estate owned represent either the sale, disposition or valuation adjustment on properties which had previously been foreclosed upon.

Troubled Debt Restructured Loans (TDRs). As of March 31, 2011 the Company had 31 loans with an aggregate balance of $22.3 million classified as TDR. Specific valuation allowances totaling $2.4 million have been established for these loans. When a loan becomes a TDR the Company ceases accruing interest, recognizes principal and interest payments on a cash basis and classifies it as non-accrual until the borrower has made at least six consecutive payments and in certain instances twelve consecutive payments under the modified terms. Of the 31 loans classified as TDR, 25 loans totaling $14.3 million are performing under their modified terms (defined as less than 90 days delinquent). Performing TDR include $10.8 million in loans secured by single family residences, $3.0 million reported as multi-family loans but secured by condo conversion projects, $333 thousand in loans secured by land, one home equity line of credit with a balance of $108 thousand, an unsecured commercial line of credit with a balance of $38 thousand and an unsecured consumer loan with a balance of $2 thousand. Of the performing TDRs, $6.8 million have been paying as agreed for more than six months and are on accrual status while $7.5 million are performing and earning interest on a cash basis but are classified non-accrual because the borrower has yet to make six consecutive payments under the modified agreement. Six TDR loans with an aggregate balance of $8.0 million are “nonperforming” (defined as over 90 days delinquent). Nonperforming TDR loans consist of two loans totaling $1.9 million secured by land, one loan with an aggregate balance of $3.7 million secured by a multi-family residence and three loans with an aggregate balance of $2.4 million secured by single-family residences. These loans will either return to a performing TDR status or move through the Bank’s normal collection process for non-performing loans.

The following table presents the seasoning of the Bank’s performing restructured loans, their effective balance (principal balance minus specific valuation allowances charged-off), and their weighted average interest rates (dollars in thousands):

Performing Restructured Loans As of March 31, 2011
Payments	# of loans	Book Value	Average Loan Size	Weighted Average Interest Rate
(Dollars in Thousands)
1 Payment	2	$1,448	$724	3.03%
2 Payments	N/A	—	—	—
3 Payments	N/A	—	—	—
4 Payments	3	$3,104	$1,035	3.69%
5 Payments	N/A	—	—	—
6 Payments	1	$547	$547	5.20%
7 Payments	N/A	—	—	—
8 Payments	3	$3,370	$1,123	5.93%
9 Payments	1	$320	$320	5.60%
10 Payments	1	$512	$512	5.13%
11 Payments	4	$1,477	$369	5.55%
12+ Payments	10	$4,107	$411	5.28%

Total	25	$14,885	$595	4.61%

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except per share data)

	March 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$5,090	$5,371
Interest-bearing deposits	23,593	53,729

Total cash and cash equivalents	28,683	59,100
Interest-bearing deposit in other financial institution	—	—
Securities available-for sale	73,689	64,790
Federal Home Loan Bank stock, at cost	7,993	8,323
Loans, net of allowance of $11,905 at March 31, 2011 and $14,637 at December 31, 2010	670,579	678,175
Accrued interest receivable	3,465	3,531
Real estate owned, net	6,433	6,562
Premises and equipment, net	8,249	6,344
Bank owned life insurance investment	18,215	18,151
Prepaid FDIC assessment	3,156	3,521
Other assets	14,521	13,124

Total assets	$834,983	$861,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$18,066	$15,171
Interest-bearing	47,381	44,860
Money market accounts	88,287	89,708
Savings accounts	135,064	124,620
Certificate of deposit	345,612	371,949

Total deposits	634,410	646,308
Advances from Federal Home Loan Bank	60,000	75,000
Accrued expenses and other liabilities	4,923	4,304

Total liabilities	699,333	725,612
Commitments and contingent liabilities	—	—

SHAREHOLDERS’ EQUITY

Preferred stock, $.01 per value per share, $1,000 per share liquidation preference, 5,000,000 shares authorized	—	—
Common stock, $0.1 per value per share, 20,000,000 shares authorized; 10,899,546 shares issued and 9,729,066 shares outstanding at March 31, 2011; 10,899,546 shares issued and 9,729,384 shares outstanding at December 31, 2010	109	109
Additional paid-in capital	122,669	123,170
Retained earnings	35,448	35,773
Treasury stock, at cost (March 31, 2011 – 1,170,480 shares, December 31, 2010 – 1,170,162 shares)	(25,139)	(25,135)
Unearned Employee Stock Ownership Plan (ESOP) shares (March 31, 2011– 31,740 shares, December 31, 2010 – 42,320 shares)	(381)	(507)
Accumulated other comprehensive income	2,944	2,599
Total shareholders’ equity	135,650	136,009

Total liabilities and shareholders’ equity	$834,983	$861,621

FIRST PACTRUST BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Interest and dividend income:
Loans, including fees	$7,666	$9,165
Securities:	1,244	1,330
Dividends and other interest-earning assets	39	24

Total interest and dividend income	8,949	10,519

Interest expense:
Savings	90	242
NOW	16	32
Money Market	66	173
Certificates of deposit	1,105	1,844
Federal Home Loan Bank advances	517	888

Total interest expense	1,794	3,179

Net interest income	7,155	7,340
Provision for loans losses	—	2,214

Net interest income after provision for loan losses	7,155	5,126
Noninterest income:
Customer services fees	338	314
Income from bank owned life insurance	64	47
Other	46	6
Net gain on sale of securities	319	—

Total noninterest income	767	367

Noninterest expense:
Salaries and employee benefits	3,381	1,628
Occupancy and equipment	664	488
Advertising	60	110
Professional fees	335	168
Stationary paper, supplies, and postage	115	86
Data processing	293	280
ATM costs	64	73
FDIC expense	383	380
Loan serving and foreclosure	(76)	568
Operating loss on equity and investment	78	82
OREO-valuation allowance	421	—
Loss on sale of OREO	768	—
Other general and administrative	330	396

Total noninterest expense	6,816	4,259

Income/(loss) before income taxes	1,106	1,234
Income tax expense (benefit)	413	359

Net Income/(loss)	693	875
Preferred stock dividends	—	250
Net income (loss) available to common stockholders	$693	$625

Basic earnings/(loss) per share	$0.07	$0.15

Diluted earnings/(loss) per share	$0.07	$0.15

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Amounts in thousands, except share and per share data)

	3 month ended March 31, 2011			3 month ended March 31, 2010
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans receivable (1)	$672,491	$7,666	4.56%	$736,647	$9,165	4.98%
Securities	70,073	1,244	7.10%	55,175	1,330	9.63%
Other interest-earning assets	46,370	39	0.34%	39,465	24	0.24%

Total interest-earning assets	788,934	8,949	4.52%	831,287	10,519	5.08%

Non-interest earning assets	62,320			61,397

Total assets	$851,254			$892,684

Interest-bearing liabilities:
NOW	$61,304	$16	0.10%	$55,159	$32	0.23%
Money Market	89,814	66	0.29%	84,730	173	0.82%
Savings	129,042	90	0.28%	121,968	242	0.79%
Certificate of deposit	359,228	1,105	1.23%	407,101	1,844	1.81%
FHLB advances	68,750	517	3.01%	120,000	888	2.96%

Total interest-bearing liabilities	708,138	1,794	1.00%	788,958	3,179	1.60%

Non-interest-bearing liabilities	7,159			5,607
Total liabilities	715,297			794,565
Equity	135,957			98,120

Total liabilities and equity	$851,254			$892,685

Net interest/spread		$7,155	3.52%		$7,340	3.48%

Margin			3.63%			3.53%
Ratio of interest-earning assets to interest-bearing liabilities	111.41%			105.37%

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.

SELECTED QUARTERLY FINANCIAL DATA

(Amounts in thousands, except share and per share data)

	March 2011	December 2010	September 2010	June 2010	March 2010
Balance sheet data, at quarter end:
Total assets	$834,983	861,621	862,713	881,491	903,796
Total gross loans	680,720	690,988	704,701	723,552	738,520
Allowance for loan losses	(11,905)	(14,637)	(17,560)	(17,697)	(14,113)
Securities	73,689	64,790	71,194	70,452	70,798
Noninterest-bearing deposits	18,066	15,171	15,599	15,325	14,487
Total deposits	634,410	646,308	684,788	682,405	691,650
FHLB advances and other borrowings	60,000	75,000	75,000	100,000	110,000
Total stockholders’ equity	135,650	136,009	98,867	96,413	98,482
Balance sheet data, quarterly averages:
Total assets	$851,254	872,567	869,034	894,090	892,684
Total loans	672,491	685,890	696,844	719,032	736,647
Securities	70,073	63,830	67,183	66,641	55,175
Total earning assets	788,934	809,180	804,325	831,108	831,286
Total deposits	639,387	668,165	683,988	685,738	668,958
Advances from FHLB and other borrowings	68,750	75,000	81,250	105,000	120,000
Total stockholders’ equity	135,957	122,530	97,847	98,168	98,120
Statement of operations data, for the three months ended:
Interest income	$8,949	9,798	10,638	9,990	10,519
Interest expense	1,794	2,145	2,499	2,965	3,179

Net interest income	7,155	7,653	8,139	7,025	7,340
Provision for loan losses	—	328	781	5,634	2,214

Net interest income (loss) after provision for loan losses	7,155	7,325	7,358	1,391	5,126
Noninterest income	767	3,694	454	364	367
Noninterest expense	6,816	9,187	3,846	4,925	4,259

Income (loss) before taxes	1,106	1,832	3,966	(3,170)	1,234
Income tax expense (benefit)	413	456	934	(713)	359
Preferred dividends and accretion	—	207	251	251	250

Net income (loss) available to common stockholders	$693	1,169	2,781	(2,708)	625

Profitability and other ratios:
Return on avg. assets (1)	0.33%	0.63%	1.40%	(1.10%)	0.39%
Return on avg. equity (1)	2.04%	4.49%	12.39%	(10.01%)	3.58%
Net interest margin (1)	3.63%	3.78%	4.05%	3.38%	3.53%
Noninterest income to total revenue (2)	9.68%	27.38%	4.09%	3.52%	3.37%
Noninterest income to avg. assets (1)	0.09%	0.42%	0.05%	0.04%	0.04%
Noninterest exp. to avg. assets (1)	0.80%	1.05%	0.44%	0.55%	0.48%
Efficiency ratio (3)	86.04%	80.96%	44.76%	66.65%	55.26%
Avg. loans to average deposits	105.18%	102.65%	101.88%	104.86%	110.12%
Securities to total assets	8.83%	7.52%	8.25%	7.99%	7.83%
Average interest-earning assets to average interest-bearing liabilities	111.41%	108.88%	105.11%	105.11%	105.37%
Asset quality information and ratios:
Nonperforming assets (4):
Nonperforming loans	$27,618	19,913	21,972	29,162	20,565
Other real estate owned (OREO)	6,433	6,562	7,790	8,342	9,697

Totals	$34,051	26,475	29,762	37,504	30,262

Net loan charge-offs	$2,733	3,251	917	2,050	1,180
Allowance for loan losses to nonaccrual loans, net	38.75%	41.34%	46.03%	40.22%	31.73%
As a percentage of total loans:
Allowance for loan losses	1.75%	2.12%	2.49%	2.45%	1.91%
Nonperforming assets to total loans and OREO	4.96%	3.80%	4.18%	5.12%	4.04%
Nonperforming assets to total assets	4.08%	3.07%	3.45%	4.25%	3.35%

FIRST PACTRUST BANCORP, INC.

ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS

(Amounts in thousands, except share and per share data)

Interest rates and yields:
Loans	4.56%	4.94%	5.26%	4.81%	4.98%
Securities	7.10%	7.12%	7.19%	7.24%	7.47%
Total earning assets	4.52%	4.84%	5.28%	4.80%	5.08%
Total deposits, including non-interest bearing	0.80%	0.94%	1.12%	1.26%	1.37%
FHLB advances and other borrowings	3.01%	3.04%	2.91%	3.07%	2.96%
Total deposits and interest-bearing liabilities	1.00%	1.16%	1.32%	1.48%	1.60%
Capital ratios:
Stockholders’ equity to total assets	16.3%	15.8%	11.5%	10.9%	10.9%
Tier one risk-based (5)	16.0%	14.9%	12.9%	12.1%	12.4%
Total risk-based (5)	17.3%	16.2%	14.2%	13.4%	13.5%

(dollars in thousands, except per share data)	March 2011	December 2010	September 2010	June 2010	March 2010
Per share data:
Earnings (loss) — basic	$0.07	0.15	0.66	(0.65)	0.15
Earnings (loss) — diluted	$0.07	0.15	0.66	(0.65)	0.15
Book value per common share at quarter end (6)	$13.94	13.98	18.79	18.21	18.70
Weighted avg. common shares — basic (7)	9,661,447	7,826,916	4,202,533	4,191,665	4,181,073
Weighted avg. common shares — diluted (7)	9,665,273	7,827,164	4,202,533	4,191,665	4,181,073
Common shares outstanding	9,729,066	9,729,384	4,243,884	4,244,184	4,244,184
Investor information:
Closing sales price	$15.91	13.27	10.70	8.00	7.77
High closing sales price during quarter	$16.59	13.27	10.70	10.30	8.40
Low closing sales price during quarter	$13.53	10.45	7.21	7.12	5.35
Risk-weighted assets	$613,827	641,205	651,918	665,590	676,704
Total assets per full-time equivalent employee	$7,180	9,070	8,714	8,728	9,222
Annualized revenues per full-time equivalent employee	272.5	477.8	347.2	292.6	314.6
Number of employees (full-time equivalent)	116.3	95.0	99.0	101.0	98.0

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances.
(5)	Capital ratios are for Pacific Trust Bank and are defined as follows:

a.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk- weighted assets.

b.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

(6)	Book value per share computed by dividing total stockholders’ equity less TARP related equity (if applicable) by common shares outstanding.
(7)	For the first quarter ended March 31, 2011, weighted average common shares outstanding totaled 9,661,447. For the first quarter ended March 31, 2010 weighted average common shares outstanding totaled 4,181,073.